Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

August 29, 2023

Comera Life Sciences Holdings, Inc.

12 Gill Street, Suite 4650

Woburn, MA 01801

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Comera Life Sciences Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the resale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 27,863,058 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) consisting of (i) 4,399,016 shares of Common Stock (the “First Closing Shares”) and 10,997,550 shares of Common Stock (the “First Closing Warrant Shares”) issuable upon the exercise of warrants (the “First Closing Warrants”), in each case issued to the Selling Stockholders in connection with an initial closing on July 31, 2023 (the “First Closing”) of the sale and issuance of the Company’s securities pursuant to that certain Securities Purchase Agreement, dated July 31, 2023 (the “Purchase Agreement” and the transactions contemplated thereby, the “July 2023 PIPE Financing”) between the Company and the Selling Stockholders, and (ii) 3,561,851 shares of Common Stock (the “Subsequent Closing Shares” and, together with the First Closing Shares, the “Shares”) and 8,904,641 shares of Common Stock (the “Subsequent Closing Warrant Shares” and, together with the First Closing Warrant Shares, the “Warrant Shares”) issuable upon the exercise of warrants (the “Subsequent Closing Warrants” and, together with the First Closing Warrants, the “Warrants”), in each case that may be issued to the Selling Stockholders subject to the terms and the satisfaction of the conditions set forth in the Purchase Agreement in a second closing (the “Subsequent Closing”), including receipt of stockholder approval of the Subsequent Closing.

In arriving at the opinion expressed below, we have examined and relied upon the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments, as we have deemed necessary for purposes of rendering the opinions set forth herein.

In addition, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the

Comera Life Sciences Holdings, Inc.

August 29, 2023

conformity to authentic original documents of all documents submitted to us as copies and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

With regard to our opinion regarding the Subsequent Closing Shares, we have assumed that the Company will continue to have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of the Subsequent Closing. With regard to our opinion regarding the Warrant Shares, we have assumed that the Company will continue to have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of Warrant Shares upon exercise of the First Closing Warrants, and when issued, the Subsequent Closing Warrants. Further, we have assumed that the applicable exercise price of each Warrant will not be adjusted to an amount below the par value per share of the Common Stock.

We have also assumed that (a) the First Closing Warrants have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) the Subsequent Closing Warrants, when issued, will have been duly authorized, executed and delivered by the parties thereto, (c) the First Closing Warrants constitute and the Subsequent Closing Warrants, when issued, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and (d) the status of the First Closing Warrants and the Subsequent Closing Warrants, when issued, as legally valid and binding obligations of the Company are not and will not be affected by any (i) breaches of, or defaults under, agreements, instruments or documents, (ii) violations of statutes, rules, regulations or court or government orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

The opinion expressed below is limited to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, it is our opinion that (i) the First Closing Shares have been and the Subsequent Closing Shares, when issued, sold and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be, validly issued and fully paid and non-assessable shares of Common Stock of the Company and (ii) the Warrant Shares, when issued, sold and delivered against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

This opinion is to be used only in connection with the offer and sale of the Shares and the Warrant Shares, when issued, while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

Comera Life Sciences Holdings, Inc.

August 29, 2023

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus constituting part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

[Signature Page Follows]

Comera Life Sciences Holdings, Inc.

August 29, 2023

Very truly yours,

FOLEY HOAG LLP

By: /s/ Ryan M. Rourke Reed______________

a Partner